UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 14, 2007

Date of Report (Date of earliest event reported)

First American Capital Corporation

(Exact Name of Registrant as specified in its charter)

Kansas	0-25679	48-1187574
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 S.W. First American Place

Topeka, Kansas 66044

(Address of Principal Executive Offices)

(785) 267-7077

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 14, 2007, the Company entered into a Stock Purchase Agreement with Brooke Brokerage Corporation, a Kansas corporation (“BBC”) pursuant to which the Company will acquire all of the issued and outstanding shares of capital stock of Brooke Savings Bank from BBC in exchange for 6,047,904 shares of the Company’s common stock, subject to adjustment in the event of certain changes to the Company’s capitalization. The closing of the transaction is subject to its approval by the United States Office of Thrift Supervision, the Commissioner of Insurance for the State of Kansas, any other regulatory approvals, and other standard closing conditions, and is expected within 12 months. Either party may terminate the Agreement after 365 days following the date of the Agreement if the transaction contemplated thereby has not been consummated. A copy of the Stock Purchase Agreement is furnished as Exhibit 10.1 to this Form 8-K.

BBC is a wholly owned subsidiary of Brooke Corporation, a Kansas corporation, and Brooke Corporation owns approximately 55% of the issued and outstanding stock of the Company on a fully diluted basis. Robert D. Orr and Michael S. Hess are both directors and officers of each of BBC and the Company; Mr. Orr is also a director and Chairman of the Board and Chief Executive Officer of Brooke Corporation; and Mr. Hess is a director of Brooke Savings Bank. BBC acquired all of the capital stock of Brooke Savings Bank, previously Generations Bank, on January 8, 2007, and Brooke Corporation became a majority owner of the Company on January 31, 2007.

Item 3.02.	Unregistered Sales of Equity Securities.

(a) On February 14, 2007, the Company entered into a Stock Purchase Agreement as described in Item 1.01 above. At the closing of the transaction described in the Stock Purchase Agreement, expected within 12 months, the Company shall issue 6,047,904 shares of its $.01 par value common stock to Brooke Brokerage Corporation (subject to adjustment in the event of certain changes to the Company’s capitalization) in payment for 8 million shares of par value $1.00 common stock of Brooke Savings Bank, such shares representing all of the issued and outstanding shares of capital stock of Brooke Savings Bank. The shares of the Company’s common stock to be issued to BBC may consist of either authorized but unissued shares or treasury shares. The date of the issuance of the securities pursuant to such transaction is dependent on the satisfaction of closing conditions and the closing date of such transaction. In this transaction, the Company, as issuer, is issuing shares of common stock to another corporation in a private transaction, not in a public offering. As such, the Company claims exemption from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Item 7.01	Regulation FD Disclosure.

The information in this Item 7.01, including the exhibits furnished herewith, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this current report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

On February 14, 2007, the Company and Brooke Brokerage Corporation issued a joint press release entitled “Brooke Corporation Subsidiaries Agree to Ownership Transfer of Brooke Savings Bank.” A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The press release may contain forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainties that all regulatory approvals will be obtained, that all closing conditions will be met, that the closing of the transaction will occur, and that any closing will occur when expected, the uncertainty that plans relating to the Company’s acquisition of Brooke Savings Bank will be successfully implemented, the uncertainty as to the effect of the potential transaction on the earnings and operations of the Company, Brooke Brokerage Corporation, Brooke Savings Bank or Brooke Corporation; the uncertainty that the Company, Brooke Brokerage Corporation, Brooke Savings Bank or Brooke Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of Brooke Savings Bank, the Company, Brooke Brokerage Corporation or other subsidiaries of Brooke Corporation, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by the Company with the Securities and Exchange Commission. A more complete description of the business of the Company is provided in its most recent annual, quarterly and current reports, which are available from the Company without charge or at www.sec.gov.

Item 9.01.	Exhibits.

(d) Exhibits

10.1	Stock Purchase Agreement dated February 14, 2007, between First American Capital Corporation and Brooke Brokerage Corporation.

99.1	Joint Press Release issued by First American Capital Corporation and Brooke Brokerage Corporation, dated February 14, 2007 and entitled “Brooke Corporation Subsidiaries Agree to Ownership Transfer of Brooke Savings Bank.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First American Capital Corporation

Date: February 15, 2007

	By:	/s/ Robert D. Orr
	Name:	Robert D. Orr
	Title:	Chairman of the Board, President and Chief Executive Officer